Exhibit 14

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in Post-Effective Amendment No. 2 to the Registration Statement (Form N-6 No. 333-149053) pertaining to LLANY Separate Account R for Flexible Premium Variable Life, which is incorporated by reference into Post-Effective Amendment No. 3, and to the use therein of our reports dated (a) April 1, 2010, with respect to the consolidated financial statements of Lincoln Life & Annuity Company of New York and (b) April 1, 2010, with respect to the financial statements of LLANY Separate Account R for Flexible Premium Variable Life.

/s/ ERNST & YOUNG, LLP

Philadelphia, Pennsylvania
August 2, 2010